Exhibit 99.1

For Immediate Release

September 26, 2008--Washington Mutual, Inc. (NYSE:WM) announced today that an “Exchange Event” has occurred under the applicable documents governing the following securities (Securities):

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Washington Mutual Preferred (Cayman) I Ltd. 7.25% Perpetual Non-cumulative Preferred Securities, Series A-1 (to be exchanged into depositary shares representing Series J Perpetual Non-Cumulative Fixed Rate Preferred Stock of WMI);

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Washington Mutual Preferred (Cayman) I Ltd. 7.25% Perpetual Non-cumulative Preferred Securities, Series A-2 (to be exchanged into depositary shares representing Series J Perpetual Non-Cumulative Fixed Rate Preferred Stock of WMI);

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Washington Mutual Preferred Funding Trust I Fixed-to-Floating Rate Perpetual Non-cumulative Trust Securities (to be exchanged into depositary shares representing Series I Perpetual Non-Cumulative Fixed-to-Floating Rate Preferred Stock of WMI);

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Washington Mutual Preferred Funding Trust II Fixed-to-Floating Rate Perpetual Non-cumulative Trust Securities (to be exchanged into depositary shares representing Series L Perpetual Non-Cumulative Fixed Rate Preferred Stock of WMI);

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Washington Mutual Preferred Funding Trust III Fixed-to-Floating Rate Perpetual Non-cumulative Trust Securities (to be exchanged into depositary shares representing Series M Perpetual Non-Cumulative Fixed Rate Preferred Stock of WMI); and

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Washington Mutual Preferred Funding Trust IV Fixed-to-Floating Rate Perpetual Non-cumulative Trust Securities (to be exchanged into depositary shares representing Series N Perpetual Non-Cumulative Fixed-to-Floating Rate Preferred Stock of WMI).

In connection with the Exchange Event, WMI will effect an exchange (Conditional Exchange) of the Securities into depositary shares representing a like amount of preferred stock in WMI, as contemplated by the applicable documents governing the securities.

In accordance with the terms of the documents governing the Securities, the Conditional Exchange of the Securities will occur on Friday, September 26, 2008 at 8:00 A.M. New York time.  As of the time of the Conditional Exchange, each outstanding Security will be exchanged automatically for a like amount of newly issued Fixed Rate Depositary Shares or newly issued Fixed-to-Floating Rate Depositary Shares, as applicable, each representing a 1/1000th interest in one share of the applicable series of preferred stock of WMI.

WMI will mail the notice required under the applicable documents to each holder of record of Securities within 30 days, and WMI will deliver or cause to be delivered to each such holder of record depositary receipts for the Fixed Rate Depositary Shares and Fixed-to-Floating Rate Depositary Shares upon surrender of the Securities.  Until such depositary receipts are delivered or in the event such depositary receipts are not delivered, any certificates previously representing Securities will be deemed for all purposes, effective as of 8:00 AM New York time on September 26, 2008, to represent Fixed Rate Depositary Shares or Fixed-to-Floating Rate Depositary Shares, as applicable.